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                              Dave & Buster's, Inc.
                              ---------------------
                (Name of Registrant as Specified In Its Charter)

                       Dolphin Limited Partnership I, L.P.
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      Institutional Shareholder Services (ISS) Report Cites Numerous Serious
      Failings by the Incumbent Board of Dave & Buster's, Inc. (NYSE: DAB)

      o Recommends that shareholders withhold votes from the election of DAB's Chairman
      o   Cites Dolphin as the catalyst for Board's recent governance actions
      o Encourages the adoption of additional governance reforms advocated by Dolphin


New York, NY - June 3, 2003 -- Dolphin Limited Partnership I, L.P. ("Dolphin"), Dave & Buster's, Inc.'s (DAB's) largest shareholder with 9.5% of the stock, which is conducting a proxy contest to elect three independent directors to the company's nine member board, announced today that Institutional Shareholder Services (ISS) has recommended that shareholders withhold votes from the election of Peter Edison, who was appointed DAB's Chairman of the Board in April 2003, and cited numerous other serious failings by the incumbent Board of Directors.

Throughout this campaign, Dolphin has questioned many of the Company's governance initiatives enacted only after Dolphin's March 3rd letter to the board concerning corporate governance reform. One of the initiatives that DAB touted included the separation of the roles of CEO and Chairman by appointing Peter Edison, deemed "independent" by the board, as Chairman. Like Dolphin, ISS "question[ed] Edison's appointment as chairman" as he "is not independent by ISS's definition, since he served as an executive of the former parent of the company, Edison Brothers Stores, Inc." ISS pointed out that "...the duties of the chairman are designed to ensure separation from management, Mr. Edison's affiliation raises concerns whether this is an effective separation."

In listing numerous, other serious failings by the Board with respect to the duties owed to shareholders, ISS echoed Dolphin's sentiments about the Board's failed sale process: "Management's stated intentions to take the company private inherently hindered the potential interest of third parties to acquire DAB. Therefore, it is difficult to determine whether a better offer could have emerged. Based on ISS's definition of independence, only two directors of the four on the special committee are considered independent." ISS continued, "Given management's interest to take the company private, this committee should have been composed of entirely independent directors."

ISS also recognized Dolphin's issues with regard to the Compensation Committee's awards to top management, including the nature of top management's recently announced 20% salary cuts given the high likelihood of earning them back based upon the Company's fiscal year 2003 EPS guidance of

$0.77-$0.85, as well as the inappropriateness of "retention bonuses" for members of top management who were seeking to take the Company private. ISS did not focus on the awarding of 2.0 million options at a depressed average exercise price of $7.14/share following the precipitous stock price drop in August 1999.

ISS also underscored the Company's poor operating performance with operating margins declining from 11.7% in 1998 to 4.07% in 2002 and declining same store revenue in fiscal years 2002 and 2001, while operating, general and administrative costs have been rising.

Further in agreement with Dolphin, ISS found that DAB had underperformed its peer group, the S&P SmallCap Restaurants Index for one, three and five years and that the stock had a negative (15.06%) return for the one-year ended April 30, 2003. ISS's share price performance analysis underscores Dolphin's statement that the share price performance has stagnated since its near 50% drop in 1999 (from $24.95 to $13.75) after DAB missed EPS targets. ISS further noted, "the Company has been consistently trading at a discount to its publicly traded restaurant peers. The company's price to sales multiple of 0.33x is below the average multiple of 1.54x for its restaurant peer group, according to
MultexInvestor. The company's stock is trading at 74 percent of book value....
Peers in the restaurant industry are trading at 381 percent of book value, according to data provided by MultexInvestor."

Starting with its March 3rd letter to the DAB board, Dolphin has called for further governance reforms including declassifying the board and eliminating the poison pill. ISS commented "We support these proposed changes and encourage the board to adopt them."

Donald T. Netter, Dolphin's Senior Managing Director and one of its independent nominees, commented: "We are pleased that ISS recognized the numerous failings at DAB and with its Board, as demonstrated by the recommendation to withhold votes from the Chairman of the Board. Naturally, we are disappointed that ISS recommended in favor of management's two other nominees. We believe that ISS should have gone further by rejecting the entire management slate, but ISS may have been swayed by management's rosy promises for the future. However, there is too strong a record of shareholders being burned after buying into this management's promises for the shareholders to give credence to this Board."

"We are in agreement with ISS's assertion that, `given the Company's performance in recent years, the current board and management team should expect to face increased investor scrutiny.'"

"While ISS did `not see a significant difference in the strategies of the two slates' with regard to improving operating performance, ISS, unfortunately, did not highlight the real issue in this campaign - the restoration of trust and accountability to a board that has broken faith with the shareholders on so many occasions. The clear lesson of the many corporate scandals over the past few years is that there must be a strong, effective voice on the Board representing shareholder interests. This Board's actions, including the very recent selection of a non-independent Chairman according to ISS's own standards, to us seems contrary to adopting real reform. Our independent slate strongly urges all shareholders to join us in sending a clear message demanding the return of trust and accountability by voting for the Dolphin independent director slate on the Blue proxy card."

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